UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2006
Double Eagle Petroleum Co.

(Exact name of registrant as specified in its charter)

Maryland	000-6529	83-0214692

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)
777 Overland Trail (P. O. Box 766), Casper, Wyoming 82601
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (307) 237-9330
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(c)	On June 13, 2006, the Company announced the appointment of Lonnie R. Brock to the position of Chief Financial Officer, effective July 1, 2006.

Between 1995 and 2006, Mr. Brock operated his own business, The Nature Workshops. The Nature Workshops is an educational organization that offers courses across North America. During his tenure with The Nature Workshops, Mr. Brock was an integral part of a management team responsible for growing the operation from a start-up company into one of the most active in its field in North America.

From 1994 to 1995, Mr. Brock was Senior Vice President of Acquisitions and Finance, and a member of the Board of Directors, with Gerrity Oil and Gas Co. of Denver. During that time, Gerrity raised $100 million via a public bond offering and established a new bank financing relationship with a group of international banks.

From 1985 to 1994, Mr. Brock served in several capacities with Denver based Western Gas Resources, Inc., including Controller, Vice President of Finance and, most recently, Vice President and Chief Financial Officer. During his tenure at Western, Mr. Brock led the financing, accounting and administrative support efforts while Western raised more than $800 million of public and private money to finance the ongoing growth of Western.

Prior to 1985, Mr. Brock served in a number of accounting capacities with Price Waterhouse and Co., most recently as an audit manager.

Mr. Brock is a Certified Public Accountant with a Bachelor of Science in Accounting from Eastern Illinois University in Charleston, IL.

The Company anticipates that employment compensation terms for Mr. Brock will be finalized within the next several weeks, and the Company will file Mr. Brock’s employment agreement as an exhibit when finalized.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOUBLE EAGLE PETROLEUM CO.
Date: June 16, 2006	By:	/s/ Stephen H. Hollis
Stephen H. Hollis,
President and Chief Executive Officer